                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1
                       TO FORM 8-K FILED FEBRUARY 3, 1999



                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                    Date of Event Reported: January 19, 1999




                             MATRIA HEALTHCARE, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                        0-20619                 58-2205984
--------------------------------------------------------------------------------
(State or other jurisdiction of         (Commission           (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)


1850 Parkway Place, 12th Floor,  Marietta,  Georgia                     30067
--------------------------------------------------------------------------------
     (Address of principal executive offices)                         (Zip Code)

                                 (770) 423-4500
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

         The undersigned registrant hereby amends the following items of its Current Report on Form 8-K, filed February 3, 1999, as set forth in the pages below:


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements:

                  (1)      Gainor Medical Management, LLC

                  Audited:

                  Report of Independent Auditors - KPMG, LLP
                  Report of Independent Public Accountants-Arthur Andersen, LLP Consolidated Balance Sheet as of December 31, 1998.
                  Combined Balance Sheet as of December 31, 1997.
                  Consolidated Statement of Operations for the year ended December 31, 1998.
                  Combined Statements of Operations for the years ended December 31, 1997 and 1996.
                  Consolidated Statement of Members' Equity and
                  Comprehensive Income for the year ended December 31, 1998. Combined Statements of Members' Equity and Comprehensive Income for the years ended December 31, 1997 and 1996. Consolidated Statement of Cash Flows for the year ended December 31, 1998.
                  Combined Statements of Cash Flows for the years ended December 31, 1997 and 1996.
                  Notes to Consolidated and Combined Financial Statements.

         (b)      Pro forma Financial Information:

                  Consolidated Condensed Balance Sheet
                  Consolidated Condensed Statement of Earnings (Loss)
                  Notes to Pro forma Consolidated Condensed Financial Statements

         (c)      Exhibits:

                  (23.1) Consent of Arthur Andersen, LLP to incorporation by reference in the Registrant's Registration Statement Nos.333-69347, 333-02283, 333-01883 and 333-01539.

                  (23.2) Consent of KPMG, LLP to incorporation by reference in the Registrant's Registration Statement Nos.333-69347 333-02283, 333-01883 and 333-01539.

                          INDEPENDENT AUDITORS' REPORT


The Members
Gainor Medical Management, LLC:


We have audited the accompanying consolidated balance sheet of Gainor Medical Management, LLC and subsidiaries ("Gainor Medical") as of December 31, 1998 and the related consolidated statements of operations, members' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying combined financial statements of Gainor Medical as of December 31, 1997 and for the years ended December 31, 1997 and 1996, were audited by other auditors whose report thereon dated January 28, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gainor Medical Management, LLC and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                 KPMG LLP

Atlanta, Georgia
March 19, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Gainor Medical:


We have audited the accompanying combined balance sheets of GAINOR MEDICAL MANAGEMENT, LLC AND AFFILIATED COMPANIES (see Note 1 for a list of affiliated companies) as of December 31, 1997 and 1996 and the related combined statements of operations, members' equity and comprehensive income, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gainor Medical Management, LLC and affiliated companies as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Atlanta, Georgia
January 28, 1998

                         GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 1998
                         GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES
                             Combined Balance Sheet
                                December 31, 1997


                            ASSETS (note 3)                               1998                1997
                                                                      ------------        ----------
Current assets:
    Cash and cash equivalents                                         $  8,328,724       $ 5,707,152
    Restricted cash                                                        233,361         1,036,945
    Accounts receivable, less allowance for doubtful accounts of
       $6,461,594 and $224,264 in 1998 and 1997, respectively            8,332,478         6,809,520
    Inventories (notes 6(f) and 7)                                       8,810,407         4,264,311
    Prepaid expenses                                                       181,317           183,765
    Other current assets                                                 1,137,281            32,734
                                                                      ------------       -----------
                   Total current assets                                 27,023,568        18,034,427
Property and equipment, net (note 1(f))                                  1,840,712           974,059
Intangible assets, net (notes 1(j) and 2)                               28,385,299         1,926,513
Other assets                                                               397,942           127,937
                                                                      ------------       -----------
                   Total assets                                       $ 57,647,521       $21,062,936
                                                                      ============       ===========
                  LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
    Accounts payable, principally trade (notes 6(f) and 7)            $ 19,889,236       $ 9,326,266
    Accrued payroll                                                      1,349,058           787,408
    Income taxes payable (note 4)                                        2,691,864           440,683
    Current maturities of long-term debt (note 3)                        9,626,222           317,028
    Other current liabilities                                              952,425           740,368
                                                                      ------------       -----------
                   Total current liabilities                            34,508,805        11,611,753
Long-term debt, less current portion (note 3)                           10,588,998           378,919
Deferred revenue                                                            70,903           363,651
                                                                      ------------       -----------
                   Total liabilities                                    45,168,706        12,354,323
                                                                      ------------       -----------
Commitments and contingencies (note 6)
Members' equity:
    Members' capital                                                     6,010,527         6,122,944
    Subscriptions receivable                                                (8,400)           (8,400)
    Accumulated other comprehensive income (loss)                             (237)           (3,244)
    Retained earnings                                                    6,476,925         2,597,313
                                                                      ------------       -----------
                   Total members' equity                                12,478,815         8,708,613
                                                                      ------------       -----------
                   Total liabilities and members' equity              $ 57,647,521        21,062,936
                                                                      ============       ===========

See accompanying notes to consolidated and combined financial statements.

                         GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES

                      Consolidated Statement of Operations

                          Year ended December 31, 1998

                         GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES

                       Combined Statements of Operations

                     Years ended December 31, 1997 and 1996



                                                            1998                 1997                1996
                                                        -----------           ----------          ----------

Revenues                                                $78,410,106           40,880,154          25,938,867
                                                        -----------           ----------          ----------

Cost of revenues (note 7)                                53,039,427           28,984,530          19,028,906
Selling and administrative expense (note 7)              13,475,010            6,162,402           5,310,520
Provision for doubtful accounts                           1,226,081              146,288              22,154
Amortization of goodwill and intangibles                  1,807,002              217,793                  --
                                                        -----------           ----------          ----------
                                                         69,547,520           35,511,013          24,361,580
                                                        -----------           ----------          ----------

                   Operating income                       8,862,586            5,369,141           1,577,287

Interest income                                            (197,326)            (193,615)            (52,598)
Interest expense                                          2,259,240              184,865             189,487
Write-down on asset held for sale (note 1(g))                    --                   --             565,095
Loss on sale of property and equipment (note 1(g))               --               29,815             280,166
Other (income) expense, net                                  (2,962)              49,917             113,914
                                                        -----------           ----------          ----------
                   Income before income
                     tax expense                          6,803,634            5,298,159             481,223

Income tax expense (note 4)                               1,374,122              459,529              23,123
                                                        -----------           ----------          ----------

                   Net income                           $ 5,429,512            4,838,630             458,100
                                                        ===========           ==========          ==========


See accompanying notes to consolidated and combined financial statements.

                         GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES

       Consolidated Statement of Members' Equity and Comprehensive Income

                          Year ended December 31, 1998

                         GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES

        Combined Statements of Members' Equity and Comprehensive Income

                     Years ended December 31, 1997 and 1996



                                                                                                             ACCUMULATED
                                                                                                                OTHER
                                                                COMPREHENSIVE    MEMBERS'    SUBSCRIPTION   COMPREHENSIVE
                                                                   INCOME        CAPITAL      RECEIVABLE       INCOME
                                                                -------------   ----------   ------------   -------------

Balance, December 31, 1995                                                      $  104,000             --          (4,524)

Comprehensive income:
    Net income                                                  $  458,100              --             --              --
    Other comprehensive income (loss)- translation adjustment        16,454              --             --          16,454
                                                                ----------
             Total comprehensive income                         $  474,554
                                                                ==========
Member contribution                                                                 11,390             --              --
Other                                                                                  200             --              --
                                                                                ----------   ------------   -------------
Balance, December 31, 1996                                                         115,590             --          11,930

Comprehensive income:
    Net income                                                  $4,838,630                             --              --
    Other comprehensive income (loss)- translation adjustment      (15,174)                            --         (15,174)
                                                                ----------
             Total comprehensive income                         $4,823,456
                                                                ==========
Member contribution                                                              5,121,427         (8,400)             --
Conversion of long-term debt to equity                                             885,927             --              --
                                                                                ----------   ------------   -------------
Balance, December 31, 1997                                                       6,122,944         (8,400)         (3,244)

Comprehensive income:
    Net income                                                  $5,429,512              --             --              --
    Other comprehensive income (loss)- translation adjustment        3,007              --             --           3,007
                                                                ----------
             Total comprehensive income                         $5,432,519
                                                                ==========
Distributions to members                                                                --             --              --
Reorganization of consolidated group                                              (103,537)            --              --
Stock issuance costs                                                                (8,880)            --              --
                                                                                ----------   ------------   -------------
Balance, December 31, 1998                                                      $6,010,527         (8,400)           (237)
                                                                                ==========   ============   =============


                                                                 RETAINED
                                                                 EARNINGS
                                                                 (DEFICIT)       TOTAL
                                                                -----------   -----------

Balance, December 31, 1995                                       (2,699,417)   (2,599,941)

Comprehensive income:
    Net income                                                      458,100       458,100
    Other comprehensive income (loss) translation adjustment             --        16,454

             Total comprehensive income

Shareholder contribution                                                 --        11,390
Other                                                                    --           200
                                                                -----------   -----------
Balance, December 31, 1996                                       (2,241,317)   (2,113,797)

Comprehensive income:
    Net income                                                    4,838,630     4,838,630
    Other comprehensive income (loss) translation adjustment             --       (15,174)

             Total comprehensive income

Shareholder contribution                                                 --     5,113,027
Conversion of long-term debt to equity                                   --       885,927
                                                                -----------   -----------
Balance, December 31, 1997                                        2,597,313     8,708,613

Comprehensive income:
    Net income                                                    5,429,512     5,429,512
    Other comprehensive income (loss) translation adjustment             --         3,007

             Total comprehensive income

Distributions to shareholders                                    (1,653,437)   (1,653,437)
Reorganization of consolidated group                                103,537            --
Stock issuance costs                                                     --        (8,880)
                                                                -----------   -----------
Balance, December 31, 1998                                        6,476,925    12,478,815
                                                                ===========   ===========


See accompanying notes to consolidated and combined financial statements.

                         GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                          Year ended December 31, 1998

                        GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES

                       Combined Statements of Cash Flows

                     Years ended December 31, 1997 and 1996



                                                                         1998           1997          1996
                                                                     ------------    ----------    ----------

Cash flows from operating activities:
    Net income                                                       $  5,429,512     4,838,630       458,100
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                  2,532,363       649,732       433,733
         Other amortization                                               571,828            --            --
         Provision for doubtful accounts                                1,226,081       146,288        22,154
         Loss on disposal of property                                          --        29,815       280,166
         Write-down of asset held for sale                                     --            --       565,095
         Deferred income taxes                                           (211,000)           --            --
         Changes in assets and liabilities, net of effects of
           acquisitions:
              (Increase) decrease in accounts receivable                4,523,746    (3,093,949)     (437,438)
              Increase in inventory                                      (933,710)   (1,796,726)     (492,557)
              (Increase) decrease in prepaid expenses and other          (955,993)     (140,417)       50,986
              Increase (decrease) in accounts payable                     846,222     2,633,687      (189,746)
              Increase (decrease) in accrued expenses and other        (1,796,299)    1,052,616      (451,170)
              Increase (decrease) in deferred revenue                    (292,748)      269,183        35,078
              Increase in income tax payable                            1,294,905       402,879            --
                                                                     ------------    ----------    ----------
                         Net cash provided by operating activities     12,234,907     4,991,738       274,401
                                                                     ------------    ----------    ----------
Cash flows from investing activities:
    Restructuring expenditures                                                 --      (241,129)     (382,973)
    Proceeds from sale of property                                             --       410,316       323,025
    Increase in cash surrender value of life insurance                         --        (2,714)      (63,827)
    Liquidation of investments                                                 --        47,783        23,231
    Purchase of property, plant, and equipment                           (193,086)     (148,331)           --
    Acquisitions, net of cash acquired                                (15,958,810)   (1,346,891)           --
    (Increase) decrease in restricted cash                                803,585    (1,036,945)           --
                                                                     ------------    ----------    ----------
                         Net cash used in investing activities        (15,348,311)   (2,317,911)     (100,544)
                                                                     ------------    ----------    ----------
Cash flows from financing activities:
    Repayment of long-term debt                                       (10,076,147)   (3,805,617)     (154,321)
    Proceeds from long-term debt                                       17,470,433       810,857       127,024
    Equity contributions, net of costs incurred                            (8,880)    5,113,027        11,590
    Distributions to members                                           (1,653,437)           --            --
    Change in cumulative translation adjustment                             3,007       (15,174)       16,454
                                                                     ------------    ----------    ----------
                         Net cash provided by financing activities      5,734,976     2,103,093           747
                                                                     ------------    ----------    ----------


                                                                    (Continued)

                        GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                          Year ended December 31, 1998

                        GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES

                       Combined Statements of Cash Flows

                     Years ended December 31, 1997 and 1996



                                                                        1998           1997              1996
                                                                     -----------   -------------   -------------

                         Net increase in cash during the year        $ 2,621,572       4,776,920         174,604

Cash and cash equivalents, beginning of year                           5,707,152         930,232         755,628
                                                                     -----------   -------------   -------------

Cash and cash equivalents, end of year                               $ 8,328,724       5,707,152         930,232
                                                                     ===========   =============   =============
Noncash financing and investing activities:
    Conversion of long-term debt to equity                           $        --         885,927              --
                                                                     ===========   =============   =============

    Debt issued for acquisitions                                     $11,310,960         835,000              --
                                                                     ===========   =============   =============

    Reduction of officer/member loan                                 $        --              --        (409,905)
                                                                     ===========   =============   =============

    Net book value of property sold                                  $        --       1,300,000       1,424,691
                                                                     ===========   =============   =============

    Retirement of debt                                               $        --        (859,869)       (821,500)
                                                                     ===========   =============   =============
Supplemental disclosure of cash flow information:
    Interest paid                                                    $ 1,348,471         187,277         424,000
                                                                     ===========   =============   =============

    Income taxes paid                                                $   868,859          52,422              --
                                                                     ===========   =============   =============


See accompanying notes to consolidated and combined financial statements.

                         GAINOR MEDICAL MANAGEMENT, LLC
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998

                         GAINOR MEDICAL MANAGEMENT, LLC
                            AND AFFILIATED COMPANIES

                     Notes to Combined Financial Statements

                           December 31, 1997 and 1996


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    DESCRIPTION OF BUSINESS

              Gainor Medical Management, LLC (the "Company") is a global distributor of disposable medical supplies related to diabetes care, with operations in the United States and Europe. The Company sells directly and through mail-order, diabetes-related products to diabetics and provides diabetes disease-management services to companies.

              For the years ended December 31, 1997 and 1996, the financial statements were combined to include the accounts of Gainor Medical Management, LLC; Gainor Medical USA, Inc.; Gainor Medical North America, LLC; Gainor Medical International, LLC; Gainor Medical Direct, LLC; A. R. Medical Supplies, Inc.; Packaging Science International, LLC; Bryan Medical, Inc.; Gainor Medical Global; Gainor Medical Worldwide; and Gainor Medical Europe (collectively, "Gainor Medical" or the "Company"). Gainor Medical USA, Inc. is a member of Gainor Medical Management, LLC as a result of its transfer of assets and liabilities to Gainor Medical Management, LLC in 1997.

              In 1998 and 1997, the Company acquired businesses which sell diabetes-related products directly to and by mail order to individuals with diabetes.

              As a result of an investment agreement between the Company and SZ Investments ("SZI"), the Company was reorganized in June 1997 to exclude the accounts of Gainor Medical USA, Inc. and Bryan Medical, Inc. and to result in Gainor Medical Management LLC becoming the parent of the previously mentioned companies. Mark Gainor beneficially owns greater than 80% of the outstanding shares of common stock or membership interests of Gainor Medical.

       (B)    PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the financial statements of Gainor Medical Management, LLC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

       (C)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (D)    CASH EQUIVALENTS

              Cash and cash equivalents include highly liquid investments with original purchase maturities of three months or less. Restricted cash includes an amount of $233,361 and $1,036,945 in 1998 and 1997, respectively, which is held in an escrow account to pay certain debt maturities payable related to the acquisition of Diabetic Supply Center, Inc. as they come due.

       (E)    INVENTORIES

              Inventories, which consist of various disposable medical products used in the treatment of diabetes, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

       (F)    PROPERTY AND EQUIPMENT

              Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over estimated useful lives of three to seven years for office furniture, fixtures, and vehicles as well as machinery and equipment. Computers and software are depreciated over three years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

              At December 31, 1998 and 1997, property and equipment were comprised of the following items:


                                                       1998             1997
                                                    ----------      ---------

Land                                                $  341,000        341,000
Office furniture, fixtures, and vehicles             1,261,990        663,015
Machinery and equipment                              1,209,293        502,057
Computers and software                               2,088,567        909,702
Leasehold improvements                                 155,853             --
                                                    ----------      ---------
                                                     5,056,703      2,415,774
Less accumulated depreciation and amortization       3,215,991      1,441,715
                                                    ----------      ---------

                                                    $1,840,712        974,059
                                                    ==========      =========

       (G)    LONG-LIVED ASSETS

              The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In accordance with SFAS No. 121, during 1997 the Company recognized a loss of $29,815 on certain real estate located in Long Beach, California that was written down to its net realizable value in 1996 and sold in 1997.

       (H)    FOREIGN CURRENCY TRANSLATION

              All monetary asset and liability accounts of foreign companies are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. All income statement accounts of foreign companies are translated at average exchange rates during the year. Resulting translation adjustments arising from these transactions are charged or credited directly to members' equity. Gains or losses on foreign currency transactions are included in income as incurred.

       (I)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The Company estimates that the carrying amount of the Company's long-term debt approximates the fair value based on the rates currently offered to the Company for debt of the same remaining maturities.

       (J)    INTANGIBLE ASSETS

              At December 31, 1998 and 1997, intangible assets were comprised of the following items:


                                                           1998           1997
                                                      -----------      ---------

                   Covenant not to compete            $   650,000        650,000
                   Goodwill                            29,593,684      1,327,896
                   Organization costs                     166,410        166,410
                                                      -----------      ---------
                                                       30,410,094      2,144,306
                   Less accumulated amortization        2,024,795        217,793
                                                      -----------      ---------

                                                      $28,385,299      1,926,513
                                                      ===========      =========


              The noncompete agreement is for five years and is being amortized on a straight-line basis over a period of five years. Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is being amortized on a straight-line basis over a 15-year period. The organization costs are being amortized over a period of five years. The Company assesses the recoverability of the goodwill by determining whether the amortization of the goodwill over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting a rate commensurate with the risk involved. The assessment of recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

              In April 1998, Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, was issued. SOP 98-5 requires entities to expense as incurred all organization costs that are not otherwise capitalizable as long-lived assets. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Restatement of previously issued financial statements is not permitted by SOP 98-5, and entities are not required to report the pro forma effects of the retroactive application of the new accounting standard. The Company's adoption of the expense-as-incurred accounting principle required by SOP 98-5 will involve the recognition of the cumulative effect of the change in accounting principle required by SOP 98-5 as a one-time charge against earnings, net of any related income tax effect, retroactive to the beginning year of adoption. The Company will adopt SOP 98-5 in the first quarter of 1999. The adoption of this change in accounting method is expected to result in a one-time charge of approximately $113,000, less applicable income taxes.

       (K)    REVENUES AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

              The Company derives its revenues through two reportable business segments, Microsampling and Disease Management (note 5).

              Revenues for Microsampling are recognized as products are shipped and are net of any contractual discounts and early payment discounts. Revenues for the Disease Management are recognized as products are shipped to or received by patients and are net of contractual allowances and other allowances based upon reasonable and customary fees. There are adjustments made to these allowances due to changes in third-party reimbursement policies. Accordingly, the ultimate collectibility of a substantial portion of the Company's trade accounts receivable is susceptible to changes in third-party reimbursement policies.

              A provision for doubtful accounts is made for revenues estimated to be uncollectible and is adjusted periodically based upon the Company's evaluation of current industry conditions, historical collection experience, and other relevant factors.

       (L)    SIGNIFICANT CUSTOMER CONCENTRATION

              During the years ended December 31, 1998, 1997, and 1996, three customers accounted for 51%, 81%, and 77% of the Company's total revenue, respectively.

       (M)    COMPREHENSIVE INCOME

              On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. For the Company, comprehensive income consists of net income and foreign currency translation adjustments and is presented in the consolidated statements of members' equity and comprehensive income. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

       (N)    SEGMENT REPORTING

              On January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 131 established standards for reporting operating segments in annual financial statements.

       (O)    RESEARCH AND DEVELOPMENT

              Research and development costs are expensed as incurred and amounted to $104,551, $170,132, and $151,750 in 1998, 1997, and
              1996, respectively.

       (P)    INCOME TAXES

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (Q)    RECLASSIFICATIONS

              Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to classifications adopted in 1998.


(2)    ACQUISITIONS

       On January 28, 1998, Gainor Medical Management, LLC acquired all of the outstanding shares of Diabetes Self Care, Inc. ("DSCI") and USCI Healthcare Management Solutions, Inc. ("USCI") and certain operating assets from Universal Self Care, Inc. and its subsidiaries ("Universal") for a purchase price of $27,984,678, which consisted of cash of $9,167,401, assumption of liabilities of $9,049,077, and the issuance to Universal of a convertible subordinated promissory note up to $17,000,000, subject to adjustment as defined in the asset purchase agreement. The note has been adjusted in accordance with the agreement to $13,842,641 and was discounted, using a 17% rate, to a present value of $9,768,200. DSCI, USCI, and Universal provide disease management programs and are mail-order suppliers of diabetes related products. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values resulting in goodwill of $20,455,832 which is being amortized on a straight-line basis over 15 years. This acquisition is being accounted for under the purchase method of accounting and, accordingly, the results of operations of DSCI, USCI, and Universal for the period from January 28, 1998 are included in the accompanying consolidated financial statements.

       On July 31, 1998, Gainor Medical Management, LLC acquired the stock of Dia Real GmbH ("Dia Real") and the operating assets of Spreth GmbH ("Spreth"), businesses which are located in Germany and supply diabetes related products to individuals. The purchase price for the assets of Spreth was $3,570,200, which consisted of cash paid of $1,308,753, liabilities assumed of $661,109, and the issuance of a note payable to the former owners of $1,600,338. The purchase price was allocated to the fair value of the assets acquired and liabilities assumed based on their estimated fair values resulting in goodwill of $2,156,747. The purchase price for the stock in Dia Real was $10,657,025, which consisted of cash paid of $6,695,879 and liabilities assumed of $3,961,146. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values resulting in goodwill of $5,799,888. The funding for these acquisitions was from bank financing, which was paid in full in January 1999. The goodwill is being amortized on a straight-line basis over a 15-year period. This acquisition is being accounted for under the purchase method of accounting and, accordingly, the results of operations of Dia Real and Spreth for the period from August 1, 1998 are included in the accompanying consolidated financial statements.

       On January 10, 1997, Gainor Medical Direct, LLC acquired all of the outstanding shares of A. R. Medical Supplies, Inc., a mail-order supplier of diabetes-related products, for consideration of $1,225,000. This consideration consisted of $750,000 in cash and $650,000 in a noninterest-bearing note to be paid over a three-year period in 12 equal payments of $54,167 beginning on April 5, 1997 and ending January 5, 2000. The noninterest-bearing note was discounted, using an 18% rate, to a present value of $475,000. This acquisition is being accounted for under the purchase method of accounting and, accordingly, the results of operations of A.R. Medical Supplies, Inc. are included in the Company's combined financial statements for 1997.

       On April 25, 1997, Gainor Medical Direct, LLC purchased certain assets of Diabetic Supply Center, Inc., a mail-order supplier of diabetes-related products, for consideration of $960,000. This consideration consisted of $600,000 in cash and $360,000 in a promissory note, subject to adjustment as defined in the asset purchase agreement. The note has been adjusted in accordance with the agreement to $330,799. The promissory note bears interest at 8.75% and is to be paid in 60 equal monthly payments of $6,722. This acquisition is being accounted for under the purchase method of accounting and, accordingly, the results of operations of Diabetic Supply Center, Inc. for the period from May 1, 1997 are included in the accompanying combined financial statements.

(3)      LONG-TERM DEBT

At December 31, 1998 and 1997, long-term debt consisted of the following:

                                                                              1998              1997
                                                                           -----------      -----------
Note payable to former shareholder of A.R. Medical Supplies, Inc., unsecured; imputed interest at 18% through December 31, 1997, noninterest-bearing, payable in 12 equal payments
    through January 2000                                                   $   270,833        357,613
Note payable to former shareholder of Diabetic Supply Center, Inc., unsecured; interest at 8.75%, payable in 60 equal monthly payments
    through May 2002                                                           237,325        295,867
Subordinated convertible note payable to Universal Self Care, Inc.;
    net of unamortized discount of $3,502,613; imputed interest at
    17%, interest payable quarterly at 7.8% through January 2003,
    principal due January 2003                                              10,340,028             --
Notes payable to LaSalle Bank, secured by substantially all the assets of the Company; interest at 8.75%; principal and
    interest due January 3, 1999 and February 4, 1999                        8,286,389             --
Note payable to Rolf Michael Spreth and Hans MW Spreth,
    unsecured; interest at 5%, principal and interest due
    July 31, 1999                                                              970,932             --
Other                                                                          109,713         42,467
                                                                           -----------        -------
                                                                            20,215,220        695,947
Less current maturities                                                      9,626,222        317,028
                                                                           -----------        -------

                                                                           $10,588,998        378,919
                                                                           ===========        =======

The subordinated convertible note payable to Universal Self Care, Inc. is subordinated to principal and unpaid interest of all other notes payable, and is convertible into equity securities of the Company in case of an initial public offering by the Company.

The notes payable to LaSalle Bank were paid in full on January 19, 1999.

         Future aggregate annual maturities of long-term debt are as follows as of December 31, 1998:

                1999                                  $ 9,626,222
                2000                                      136,966
                2001                                       79,095
                2002                                       32,908
                2003                                   13,842,641
                Thereafter                                     --
                                                      -----------

                                                      $23,717,832
                                                      ===========


(4)      INCOME TAXES

         Income tax expense (benefit) for the year ended December 31, 1998 consists of the following:

                                   CURRENT            DEFERRED           TOTAL
                                 -----------         ----------         ---------
          Federal                $   329,599           (178,000)          151,599
          State and local             75,000            (33,000)           42,000
          Foreign                  1,180,523                 --         1,180,523
                                 -----------         ----------         ---------

                                 $ 1,585,122           (211,000)        1,374,122
                                 ===========         ==========         =========

         Pre-tax income of $6,803,634 is comprised of foreign source income of $2,239,209 and domestic source income of $4,564,425. A portion of the domestic source income, $4,111,000, is generated by limited liability companies which are not subject to tax at the corporate level; therefore, no income taxes have been provided on this income. Income tax expense for the year ended December 31, 1998 differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following:

          Computed "expected" tax expense                             $ 2,381,272
          Increase (reduction) in income taxes resulting from:
              State taxes, net                                             27,300
              Foreign taxes in excess of domestic rate                    397,000
              Other                                                         7,550
              Income exempt from tax at Corporate level                (1,439,000)
                                                                      -----------

                                                                      $ 1,374,122
                                                                      ===========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are presented below:

          Reserves not currently deductible        $166,825
          Acquisition costs                          37,782
          Other                                       6,393
                                                   --------

                     Net deferred tax asset        $211,000
                                                   ========

         The Company has not recorded a valuation allowance at December 31, 1998. Based upon the level of historical taxable income and projections for future taxable income over the periods for which the deferred tax assets are deductible, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income attained.

         For the years ended December 31, 1997 and 1996, the companies comprising Gainor were primarily limited liability corporations and S corporations, with one exception. As such, the majority of the Company's income was not subject to corporate-level taxes; rather, the income or losses of those companies flowed through to the shareholders.

         In 1997, Gainor Medical USA, Inc. elected S corporation status. Gainor Medical USA, Inc. was previously a C corporation and was subject to federal and state taxes. The income tax provision of $459,529 for 1997 and $23,123 for 1996 represents international and state income taxes that could not be offset with state operating loss carryforwards.


(5)      SEGMENT DISCLOSURES

         (A) DESCRIPTION OF THE TYPES OF PRODUCTS AND SERVICES FROM WHICH EACH REPORTABLE SEGMENT DERIVES ITS REVENUES

                  At December 31, 1998, the Company has two reportable segments:
                  Microsampling and Disease Management. The Microsampling segment sells diabetes disposable products to three main distributors. The Disease Management segment sells disposable diabetes products directly to individuals, by mail-order and through pharmacies.

                  Prior to 1998, the Company's business consisted primarily of Microsampling. The Disease Management segment originated in 1998 with the acquisitions of DSCI, USCI, Universal, Dia Real, and Spreth (note 2).

         (B)      MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS.

                  The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                  The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

         (C)      FACTORS MANAGEMENT USED TO IDENTIFY ENTERPRISE'S REPORTABLE
                  SEGMENTS

                  The Company's reportable segments are strategic business units that service different customer bases. The Company has operations in the United States, Germany, and the United Kingdom.

        DISCLOSURE OF REPORTED SEGMENT PROFIT AND LOSS AND SEGMENT ASSETS

                                                                     DISEASE         CORPORATE AND
                                               MICROSAMPLING        MANAGEMENT        ELIMINATIONS         CONSOLIDATED
                                               -------------        ----------       --------------       --------------
          Income statement information:
            Revenues                           $ 41,037,158         37,576,692        2)  (203,744)        78,410,106
            Intersegment revenues                  (203,744)                --        2)   203,744                 --
            Depreciation and amortization           348,453          2,157,785                  --          2,506,238

            Interest expense                            742            120,864        1) 2,137,634          2,259,240
            Income before income taxes            9,471,324            828,054        1)(3,495,744)         6,803,634

          Balance sheet information:
            Total assets                         14,863,196         41,735,632        3) 1,048,693         57,647,521
            Capital expenditures                     88,244            104,842                  --            193,086


1) Corporate includes general/corporate expenses and interest expenses not allocable to segments.
2)       Eliminations impact only gross and intersegment revenues.
3)       Corporate assets not allocable to segments.

         (D)      DISCLOSURE OF GEOGRAPHIC INFORMATION

                                                  LONG-LIVED
                                REVENUES            ASSETS
                               -----------        ----------
          United States        $57,217,391        22,209,265
          International         21,192,715         8,414,688
                               -----------        ----------

                               $78,410,106        30,623,953
                               ===========        ==========


(6)      COMMITMENTS AND CONTINGENCIES

         (A)      LEASES

                  In December 1996, the Company entered into an agreement for the sale and leaseback of the Company's headquarters facility. The facility was sold for $1,200,000, $323,025 in cash and $821,500 as a retirement of the remaining debt. The Company recorded a loss of $280,166 on the transaction. The lease has a term of 15 years and requires minimum annual rental payments of $150,000 for the years 1997 through 2001 and $1,854,375 in the aggregate for years subsequent to 2001.

              The Company leases office space and office equipment from unrelated parties under lease agreements expiring over various terms. Rental expense under these operating leases was $464,283, $152,137 and $4,255 in 1998, 1997 and 1996, respectively.

              Future minimum lease payments for noncancelable leases were as follows at December 31, 1998:

             Year ending:
                1999                                  $  546,386
                2000                                     518,953
                2001                                     298,055
                2002                                     302,029
                2003                                     284,861
                Thereafter                             1,621,736
                                                      ----------

                                                      $3,572,020
                                                      ==========

         (B)      BENEFIT PLAN

                  Gainor Medical USA, Inc. has a 401(k) plan covering all salaried employees. An employee is eligible to enroll on the first day of the following quarterly enrollment period after the hire date. Participants may contribute up to 15% of their compensation, up to a maximum of $9,500 to the plan. The Company matches 25% of these contributions, up to a maximum of $1,500 per employee per year. Contributions were $43,140, $19,148 and $17,009 in 1998, 1997 and 1996, respectively.

         (C)      LITIGATION

                  The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion, based upon advice of counsel, that the ultimate resolution of these matters will not have a material effect on the consolidated results of operations or financial condition of the Company.

         (D)      EMPLOYMENT AGREEMENT

                  On June 13, 1997, the Company agreed to employ Mark Gainor on a full-time basis as chairman of the management committee, president, and chief executive officer. The term of employment extends for three years through June 13, 2000. The agreement is renewable after June 13, 2000 in one-year increments.

         (E)      REGISTRATION RIGHTS AGREEMENT

                  In connection with an investment agreement between SZI and the Company dated June 13, 1997, certain additional rights and restrictions relating to the management and control of the Company have been established. The Company agreed to establish a management committee consisting of two members appointed by the Company and one member appointed by SZI. The management committee is required to approve various actions by the Company including salary increases for executive officers or key employees, making or modifying loans, loan guaranties, redemption of equity securities, mergers, joint ventures, partnerships, and any transactions with the Company involving consideration in excess of $20,000. The Company and SZI each have a right of first refusal to purchase all or any portion of any offered shares at the proposed purchase price.

                  The Company has the right to require SZI to make additional contributions to the Company of up to $5,000,000 in consideration for additional units of the Company if the Company meets an EBITDA (as defined) target of $2,000,000 for a 12-month period.

                  In connection with the SZI investment in June 1997, the Company agreed to grant SZI and Nissho Corporation ("Nissho"), (together, the "Holders") certain registration rights with respect to the shares owned. The Holders have the right subsequent to the consummation of an initial public offering and until the filing of a shelf registration statement to make up to two written requests to register the Holders' shares (a demand registration). The Holders also have the right at any time after the consummation of an initial public offering and until the filing of a shelf registration statement to register their shares along with a registration statement filed by the Company under the Securities Act of 1933 with respect to an underwritten public offering (a piggyback registration). The Company agrees to file on the first business day after the one-year anniversary of the consummation of an initial public offering, or as soon as practicable thereafter, a shelf registration statement providing for the sale by the Holders of all shares held.

         (F)      SECURITY AGREEMENT

                  The Company has entered into an agreement with Nissho to secure Nissho, a supplier of Gainor Medical, for obligations related to Nissho's deliveries of medical goods. Under the terms of the agreement, the Company agrees to grant a security interest in all inventory acquired from Nissho (excluding inventory sold to third parties in the ordinary course of business). Additionally, the Company agrees to maintain a letter of credit or escrow for an initial amount equal to 50% of all trade payables to Nissho in excess of inventory on hand. Under the terms of the agreement, inventory on hand and the letter of credit or escrow must be at least equal to 50% of all trade payables to Nissho based upon a calculation in the agreement. Accordingly, based upon the calculation required under the agreement at December 31, 1998 and 1997, the Company was not required to have a letter of credit or maintain an escrow account.

         (G)      YEAR 2000 (UNAUDITED)

                  In 1998, the Company initiated a plan ("Plan") to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Company has divided the Plan into five major phases--assessment, planning, conversion, implementation and testing. The assessment and planning phases were completed in mid-1998. The Company is currently in the conversion, implementation and testing phases. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Plan anticipates that by mid-1999, the conversion, implementation and testing phases will be completed.

                  The Company is in the process of identifying and contacting critical suppliers and customers regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance.

                  The failure to correct a material Year 2000 problem could result in an interruption in or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity, or financial condition.


(7)      RELATED PARTY TRANSACTIONS

         (a) The Company purchases medical products from Nissho which has an equity interest in the Company. Purchases from Nissho were $26,648,759, $23,774,728, and $14,532,708 in 1998, 1997, and
                  1996, respectively. At December 31, 1998 and 1997, amounts owed to Nissho were $10,377,226 and $7,424,791, respectively.

         (b) The Company paid fees for services to various companies affiliated with a company which has an equity interest. Fees paid were $391,634 and $25,000 for 1998 and 1997, respectively.

         (c) The Company paid $60,000 for consulting services in 1998 to a relative of an individual with an equity interest.

(8)      SUBSEQUENT EVENTS

         On January 19, 1999, Matria Healthcare, Inc. acquired the membership interests and other equity interests in subsidiaries of Gainor Medical Management, LLC for approximately $130 million. The acquisition agreement also provides for an additional contingent purchase price of up to $35 million based on 1999 financial performance. The acquisition was effective as of January 1, 1999.

                    MATRIA HEALTHCARE, INC. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
                                   (UNAUDITED)


         The following unaudited pro forma consolidated condensed financial information and explanatory notes are presented to reflect the acquisition of substantially all of the operating assets and assumption of operating liabilities of Gainor Medical Management, LLC ("Gainor Medical") by Matria Healthcare, Inc. ("Matria"). The Pro Forma Consolidated Condensed Balance Sheet as of December 31, 1998 assumes the acquisition occurred on December 31, 1998 and the Pro Forma Consolidated Condensed Statement of Earnings (Loss) for the year ended December 31, 1998 assumes the acquisition occurred on January 1, 1998.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that management of Matria believes are reasonable. The acquisition will be recorded based upon the estimated fair market value of Gainor Medical's net assets acquired and liabilities assumed at date of acquisition. The adjustments included in the pro forma financial information presented herein are management's preliminary determination of these adjustments based upon available information. The actual adjustments which will be based on an evaluation of assets, liabilities and circumstances at the acquisition date, are not expected to differ significantly from the pro forma adjustments.

         The Pro Forma Consolidated Condensed Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the Merger actually had been consummated as of the indicated dates. The pro forma financial statements should be read in conjunction with the historical financial statements of Gainor Medical together with related notes thereto included in this Form 8-K and the consolidated financial statements and related notes of Matria, included in Matria's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission.

                    MATRIA HEALTHCARE, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                             (Amounts in thousands)

                                                                                            December 31, 1998
                                                                        -------------------------------------------------------
                                                                        Historical      Historical     Pro Forma      Pro Forma
                                                                          Matria          Gainor      Adjustments      Matria
                                                                        ----------      ----------    -----------     ---------

                  ASSETS
Current assets:
       Cash, cash equivalents and short term investments                $  11,968          8,562      (6,574)(A)        13,956

       Trade accounts receivable, net                                      37,311          8,333        (714)(A)        44,930
       Inventories                                                          1,699          8,810          --            10,509
       Prepaid expenses and other current assets                            4,556          1,319         (17)(A)         5,858
                                                                         --------         ------     -------           -------
                  Total current assets                                     55,534         27,024      (7,305)           75,253

Property and equipment, net                                                16,865          1,841        (833)(A)        17,873
Intangible assets                                                          16,261         28,385     (28,385)(A)       133,711
                                                                                                     117,450 (A)
Deferred income tax asset                                                      --             --      20,000 (B)        20,000
Other Assets                                                                8,374            398        (321)(A)         8,451
                                                                         --------         ------     -------           -------
                                                                         $ 97,034         57,648     100,606           255,288
                                                                         ========         ======     =======           =======

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
       Current installments of long-term debt and obligations
          under capital leases                                                718          9,626      (8,378)(A)        13,966
                                                                                                      12,000 (C)
       Accounts payable, principally trade                                  8,939         19,889         (51)(A)        28,777
       Income taxes payable                                                    --          2,692      (2,692)(A)            --
       Accrued liabilities                                                  9,536          2,302       1,194 (A)        17,876
                                                                                                       4,844 (A)
                                                                         --------         ------     -------           -------
                  Total current liabilities                                19,193         34,509       6,917            60,619
Long-term debt and obligations under capital leases,
   excluding current installments                                          18,385         10,589     (10,589)(A)        90,142
                                                                                                      71,757 (C)
Other long-term liabilities                                                 9,575             71          --             9,646
                                                                         --------         ------     -------           -------
                  Total liabilities                                        47,153         45,169      68,085           160,407
Preferred stock:
   Series A convertible, redeemable preferred stock                            --             --      10,000(D)         10,000
   Series B redeemable preferred stock, redemption value $35,000                                      30,585(D)         30,585
Shareholders' equity:
       Preferred stock                                                         --             --          --                --
       Common stock                                                           364             --          --               364
       Additional paid in capital                                         280,585          6,002      (6,002)(A)       285,000
                                                                                                       4,415 (D)
       Accumulated earnings (deficit)                                    (227,533)         6,477      (6,477)(A)      (227,533)

       Notes receivable from officer                                       (3,535)            --          --            (3,535)
                                                                         --------         ------     -------           -------
                  Total shareholders equity                                49,881         12,479      (8,064)           54,296
                                                                         --------         ------     -------           -------
                                                                         $ 97,034         57,648     100,606           255,288
                                                                         ========         ======     =======           =======

                     MATRIA HEALTHCARE, INC AND SUBSIDIARIES
          PROFORMA CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (LOSS)
           (Amounts in thousands, except share and per share amounts)
                                  (Unaudited)


                                                                            Year ended December 31, 1998
                                                           ---------------------------------------------------------
                                                           Historical    Historical        Pro Forma       Pro Forma
                                                             Matria        Gainor         Adjustments        Matria
                                                           ----------    ----------       -----------      ---------
Revenues                                                   $ 135,215        78,410              --          213,625

Costs of revenues                                             53,385        53,039              --          106,424
Selling and administrative expenses                           63,028        13,475              --           76,503
Provision for doubtful accounts                                6,662         1,226              --           7,888
Amortization of intangibles                                   28,155         1,807           6,330(E)        36,292
Assets impairment                                             82,885            --              --           82,885
Acquired in-process research and development                   2,482            --              --            2,482
                                                           ---------         -----         -------         --------
            Operating earnings (loss)                       (101,382)        8,863          (6,330)         (98,849)

Interest income                                                  475           197              --              672
Interest expense                                              (1,083)       (2,259)         (5,208)(F)       (8,550)
Other income                                                     448             3              --              451
                                                           ---------         -----         -------         --------
            Earnings (loss) before income tax expense       (101,542)        6,804         (11,538)        (106,276)
Income tax expense                                                --         1,374            (719)(G)          655
                                                           ---------         -----         -------         --------
            Net earnings (loss)                             (101,542)        5,430         (10,819)        (106,931)
Preferred stock dividends                                         --            --          (3,200)(H)       (3,200)
Accretion of discount on preferred stock                          --            --            (442)(I)         (442)
                                                           ---------         -----         -------         --------
Net earnings (loss) available to common shareholders        (101,542)        5,430         (14,461)        (110,573)
                                                           =========         =====         =======         ========

Basic and diluted net loss per common share                $   (2.78)                                         (3.02)
                                                           =========                                       ========

Weighted average shares outstanding                           36,580                                         36,580
                                                           =========                                       ========

                    MATRIA HEALTHCARE, INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(A) Reflects the purchase of substantially all of the assets and assumption of substantially all of the operating liabilities of Gainor Medical by Matria, the resulting excess purchase price over the estimated fair value of net tangible assets acquired and operating liabilities assumed, the elimination of net assets not acquired and liabilities not assumed, and the elimination of paid in capital and retained earnings of Gainor Medical. An analysis of the purchase price is as follows:



Cash paid at closing                                     $  83,758
Issuance of redeemable preferred stock and warrants         45,000
Transaction costs                                            5,337
                                                         ---------
Total purchase consideration                               134,095
Liabilities assumed in excess of fair
   value of net tangible assets acquired                     3,355
Deferred income tax asset                                  (20,000)
                                                         ---------
Excess purchase price                                    $ 117,450
                                                         =========


The fair value of net tangible assets was determined as follows:

         -        Cash and short-term investments are at current realizable
                    values.

         -        Accounts receivable and payable are at book value since
                    receivables are expected to be recovered and payables are expected to be settled both, within 120 days.

         -        Inventories, which are primarily microsampling lancets and patient supplies, are at book value since these inventories turn over in one to two months.

         -        Property and equipment are at net book value since net book value approximates fair value.

         -        Previous goodwill and other intangible assets have been
                    eliminated in accordance with generally accepted accounting principles.

Excess purchase price has been allowed to intangibles as follows:


Patient Lists - Domestic Disease Management      $  1,300
Patient Lists - Foreign Disease Management          2,000
Noncompete Agreements                                 500
Goodwill                                          113,650
                                                 --------
                                                 $117,450
                                                 ========

(B) To reflect the estimated deferred tax asset, arising from the tax benefits of Matria net operating loss carry forwards resulting from the acquisition, based upon expected combined future operating results.

(C) To reflect issuance of new debt to finance a portion of the purchase price. New debt is comprised of $125,000 five-year bank credit facility which the Company entered into in January 1999. The credit facility consists of an $80,000 term loan facility and a $45,000 revolving credit facility. Borrowings under this agreement bear interest at the LIBOR rate plus 1.5% to 2.5%.

(D) To reflect preferred stock issued as partial consideration for the purchase. As part of the purchase price, Matria issued $10,000 of Series A, 4% Convertible Preferred Stock and $35,000 of Series B, 8% redeemable Preferred Stock with warrants to purchase 4 million shares of Common stock of Matria at $3.00 per share. The $35,000 redemption value of Series B was allocated $4,415 to the warrants and $30,585 to preferred stock. The value of the warrants will be recorded to additional paid in capital. The discount on the Preferred Stock of $4,415 will be accreted over the 10 year term of the preferred stock through periodic charges to paid in capital.

(E) Reflects additional amortization of excess purchase price using the straight-line method over fifteen years for goodwill, five years for Domestic Disease Management Patient Lists, ten years for Foreign Disease Management Patient lists, and five years for Noncompete Agreements. A significant amount of the amortization will be deductible for income tax purposes. The Pro Forma Consolidated Condensed Financial Statements do not include any cost savings. No material cost savings are expected to be realized in connection with the acquisition.

(F) To reflect the increase in interest expense resulting from the issuance of debt to finance a portion of the purchase price. The interest rate on new debt is assumed to be 7.75 percent.

(G) To reduce income tax expense resulting from purchase adjustments that would eliminate Gainor Medical's U.S. taxable income. Remaining income tax expense relates to Gainor Medical's foreign operations.

(H)      To reflect dividends on preferred stock.

(I) To reflect the accretion of the discount on Series B convertible preferred stock over 10 years.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Matria Healthcare, Inc.


                                  By:  /s/  Yvonne V. Scoggins
                                       ----------------------------------------
                                       Yvonne V. Scoggins
                                       Vice President, Chief Accounting Officer
                                       And Treasurer

Date:  April 5, 1999